Exhibit 10.2

1555 Adams Drive
Menlo Park, CA 94025
T. 650.641.2100
F. 650.641.2120

January 26, 2015

VIA HAND DELIVERY

Lisa D. Earnhardt

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, CA 94025

Re:	Employment Terms

Dear Lisa:

On January 21, 2015, the Compensation Committee of the Board of Directors of Intersect ENT, Inc. (the “Company”) approved an amendment to the terms of your compensation in connection a change of control of the Company or termination of your employment. This letter sets forth those terms and supersedes the terms set forth in your employment offer letter dated January 28, 2008, as amended (the “Offer Letter”). Effective as of January 21, 2015, the changes to your benefits are as follows:

1) Severance Upon Termination Other Than in Connection with Change in Control:

If, other than in connection with or within twelve (12) months after a Change of Control Transaction (as defined below), your employment is either (i) terminated by the Company or a successor entity without Cause (defined below), or (ii) terminated by you due to your resignation for Good Reason (defined below), provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), you shall be entitled to (i) payment of twelve (12) months of your base salary, less all applicable withholdings and deductions, paid over such 12-month period immediately following the Separation from Service, on the schedule described below, (ii) all your outstanding options will vest in full upon such Separation from Service, (iii) a lump sum payment equal to your annual target bonus, and (iv) twelve (12) months COBRA reimbursement.

2) Severance Upon Termination or in Connection with Change in Control:

Upon the occurrence of a Change of Control Transaction, the vesting of all outstanding stock options held by you shall be accelerated such that all unvested shares subject to your outstanding options shall be fully vested.

Lisa D. Earnhardt

If, in connection with or within twelve (12) months after a Change of Control Transaction, a Separation from Service occurs, you shall be entitled to (i) payment of eighteen (18) months of your base salary, less all applicable withholdings and deductions, paid over such 18-month period immediately following the Separation from Service, on the schedule described below, (ii) a lump sum payment equal to your annual target bonus, (iii) eighteen (18) months COBRA reimbursement and (iv) vesting of all outstanding stock options held by you such that all unvested shares subject to your outstanding options shall be fully vested.

The severance benefits set forth in sections 1 and 2 above are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information and Inventions Agreement during the period of time in which you are receiving the Severance Benefits; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your Separation from Service. The salary continuation set forth above will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and the pro-rated target bonus payment that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and the effectiveness of the release, with the balance of the salary continuation being paid as originally scheduled.

3) Definitions:

(a) A “Change of Control Transaction” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than by means of a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, and (iii) a sale, exclusive license or other conveyance of all or substantially all of the assets of the Company, by means of a transaction or series of transactions.

(b) For the purposes of the Offer Letter, “Cause” shall mean any of the following conduct by you: (1) any willful, material violation by you of any law or regulation applicable to the business of the Company, (2) your commission of any felony or any other crime involving moral turpitude, or any willful perpetration by you of a common law fraud, (3) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a material business relationship with the Company, or (4) any willful

Lisa D. Earnhardt

and continued failure or refusal by you to perform the material, lawful, duties required of you in your capacity as a senior executive of the Company or a material breach of any applicable invention assignment and/or confidentiality agreement or similar agreement that materially damages the Company; provided that with respect to willful and continued failures or refusals to performs duties, the Company will give written notice of such event and will give you ten (10) calendar days to cure such event before it may terminate you.

(c) For the purposes of the Offer Letter, “Good Reason” shall mean (1) a material reduction in your salary, (2) a material reduction in your responsibilities (provided no such reduction shall be deemed to have occurred solely by reason of the change in the Company’s status from that of an independent company to that of a subsidiary of a buyer of the Company following a change of control of the Company), or (3) a relocation of the offices that your are required to work at a location more than fifty (50) miles from the office at which you previously were required to work.

Except as modified herein, all other terms of your employment shall remain in full force and effect.

Lisa D. Earnhardt

Please sign below if these terms are acceptable to you, and return the fully signed letter to me.

Understood and Agreed:

/s/ Lisa D. Earnhardt	/s/ Jeryl L. Hilleman
Lisa D. Earnhardt	Jeryl L. Hilleman
President and Chief Executive Officer	Chief Financial Officer
Intersect ENT, Inc.	Intersect ENT, Inc.

January 26, 2015	January 26, 2015
Date	Date